Exhibit 5

May 29, 2012

Board of Directors

Arête Industries, Inc.

7260 Osceola Street

Westminster, Colorado 80030

Re: Registration Statement on Form S-1 Covering Resale of Voting Common Stock

Gentlemen:

We have acted as counsel to Arête Industries, Inc., a Colorado corporation (the “Company”), in connection with the registration by the Company of 1,583,333 shares of Voting Common Stock which may be issued upon the conversion of the Company’s outstanding 15% Series A1 convertible preferred stock (the “convertible preferred stock”) and which may be sold from time to time and on a delayed or continuous basis by the selling shareholders (the “Reoffer Shares”) as more fully set forth in the prospectus forming a part of the Registration Statement on Form S-1 (Registration Statement), proposed to be filed by the Company with the Securities and Exchange Commission today and as may subsequently be amended.

In such capacity, we have examined, among other documents, the articles of incorporation and bylaws of the Company, each as amended to date, and minutes of meetings of its Board of Directors and shareholders, the Registration Statement to be filed by the Company this date and such other documents as we have deemed appropriate.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to originals of all documents submitted to us as copies.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

Based on our examination mentioned above and the laws of the State of Colorado, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of 1,583,333 shares of voting Common Stock issuable upon the proper conversion of the convertible preferred stock, upon issuance in accordance with the terms in the Registration Statement, will be validly issued, fully paid and non-assessable shares of voting Common Stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Very Truly Yours,

JONES & KELLER, P.C.

/s/ Jones & Keller, P.C.